Item 77c.



On June 27, 1998 the annual meeting of the shareholders of the Fund was held. The shareholders voted on the following proposals with the following results:

          1) To approve or disapprove amendments to the investment advisory agreement between the Fund and Dessauer & McIntyre Asset Management, Inc.:

               For            Against   Abstain
               5,552,332      76,488    47,440

          2) To elect six (6) Trustees to hold off until the election and qualification of their successors:

                                        For         Against   Abstain
               John P. Dessauer         5,645,949   0         30,311
               Ingrid R. Hendershot     5,645,949   0         30,311
               Thomas P. McIntyre       5,645,949   0         30,311
               Kevin A. Melich          5,644,964   0         31,296
               Max A. Fischer           5,644,964   0         31,296
               J. Brooks Reece, Jr.     5,645,005   0         31,254

          3) To ratify or reject the selection of Ernst & Young LLP as independent auditors of the Fund:

               For         Against        Abstain
               5,616,734   29,844         29,681